Exhibit 99.1

             X-Rite Reports Record Second Quarter Revenue;
                    Revises 2005 Full Year Outlook

    GRANDVILLE, Mich.--(BUSINESS WIRE)--July 21, 2005--X-Rite,
Incorporated (NASDAQ:XRIT) today announced its financial results for the second quarter ended July 2, 2005.

    Second Quarter Highlights:

    -- Net sales of $33.0 million, compared to $31.8 million in the second quarter of 2004.

    --  Gross margins remained strong at 65.3 percent.

    -- Operating income of $4.1 million, with continued strategic investments in infrastructure, engineering, sales and marketing.

    -- Posted a gain of $1.2 million related to the sale of three life insurance policies.

    -- Completed acquisitions of two software products - ICC Tools and ForeSite.

    The Company reported record second quarter 2005 net sales of $33.0 million, a 3.5 percent increase from the second quarter of last year, and a 19.6 percent increase over first quarter revenues. Gross margins were 65.3 percent compared to 66.3 percent in the year ago quarter. Operating income was $4.1 million versus $4.8 million in the second quarter of 2004. Operating income was 12.5 percent of sales in the second quarter of 2005, compared to 15.1 percent in the prior year period.
    Net sales for the first half of the year were $60.6 million versus $60.4 million in the prior year. Year-to-date gross margins were 64.4 percent and 65.0 percent for 2005 and 2004, respectively. Operating income for the first half of 2005 was $4.4 million versus $6.5 million in 2004.
    Performance improvements in the Company's Asia Pacific and digital imaging businesses led to the return to revenue growth in the second quarter. "The declines in both businesses in the first quarter were reversed as a result of improved execution. We believe we are on track and expect to see overall growth in these businesses for the full year in 2005," said Michael C. Ferrara, Chief Executive Officer of X-Rite.
    Ferrara continued, "Our revenue growth was also supported by other areas of our business that performed well above targets. We are particularly encouraged by the growth in our Retail business, which exceeded our expectations and grew by 20 percent over the prior-year quarter. In addition, we continue to see favorable responses to our new products from large OEM customers and important industry influencers. As a result, we remain confident in our 2005 growth projections in the digital imaging segment of our business."
    The second quarter results for 2005 include a gain of $1.2 million related to the sale of certain life insurance policies to third parties. The gain is included in Founders' Insurance expenses which is a component of operating income. "After reviewing many options, we feel that these sales represent an excellent opportunity to realize value in our life insurance portfolio as well as increase cash flow to fund new business initiatives. We will continue to explore our options with regards to the remaining eleven policies in the portfolio," stated Mary E. Chowning, Chief Financial Officer.
    The Company reported net income in the second quarter of 2005 of $2.9 million, or 14 cents per share, versus a loss of $0.7 million, or 3 cents per share, in the second quarter of 2004. The loss in 2004 was primarily due to a non-cash charge of $3.6 million (17 cents per share) related to Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150).
    "During the quarter, we focused on making investments in infrastructure and new business development in color and marketing initiatives to support long-term growth plans," said Chowning. "These planned investments more than offset our revenue increases during the quarter resulting in a decline in our operating income versus the prior year. However, we remain confident in our business decisions as we believe these investments position us well for the future."

    Outlook

    The Company further revised its guidance outlook from low double digit growth to 7-10 percent growth for 2005. Ferrara explained, "While the adoption rate of our new products in the first half of 2005 was slightly lower than we hoped for, we continue to receive positive signals from our customers that they will include these solutions in their future offerings. Additionally, our Asia Pacific business has regrouped and will add to our second half growth after a slow start in the first quarter. As an organization we remain committed to driving low double digit growth in the future, but believe it to be prudent to slightly adjust our guidance for the remainder of 2005 to reflect our flat first half."

    Conference Call

    The Company will conduct a live audio webcast discussing its second quarter 2005 results on Thursday, July 21, 2005 at 11:00 a.m. EST. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary E. Chowning, its Chief Financial Officer. To access this web cast, as well as all future web casts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the web cast. In addition, an archived version of the web cast conference call will be available on X-Rite's website shortly after the live broadcast.

    About X-Rite

    X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial, and retail color matching. X-Rite is global, with 18 offices throughout Europe, Asia and the Americas, serving customers in over 88 countries.

    Forward-Looking Statements/Use of Non-GAAP Financial Information

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the Securities & Exchange Commission.


                  Consolidated Financial Highlights
                (Unaudited - in thousands except EPS)


                         Q2        Q1        Q4        Q3        Q2
                        2005      2005      2004      2004      2004
                     --------- --------- --------- --------- ---------

Net Sales             $32,955   $27,625   $38,750   $27,137   $31,826
Gross Profit           21,513    17,524    24,436    17,651    21,094

Gross Profit Percent     65.3%     63.4%     63.1%     65.0%     66.3%

Selling and
 Marketing              9,033     8,492     9,430     7,669     8,397
R&D and Engineering     4,092     3,875     2,942     4,285     3,866
General and
 Administrative         5,410     4,907     4,139     4,314     4,027
Founders' Insurance    (1,154)        -         -         -         -

Operating Income        4,132       250     7,925     1,383     4,804

Other Income
 (Expense)                 91       (78)      147        63      (309)
Interest Expense,
 Founders'                  -         -     8,866       (60)   (3,638)
Write-Down of Other
 Investments              (17)     (315)        -         -         -
Pre-tax Income
 (Loss)                 4,206      (143)   16,938     1,386       857

Net Income (Loss)      $2,944     $(295)  $15,328    $1,543     $(680)

Earnings (Loss) Per
 Share
  Basic                 $0.14    $(0.01)    $0.73     $0.07    $(0.03)
  Diluted               $0.14    $(0.01)    $0.72     $0.07    $(0.03)

Average Shares
 Outstanding
  Basic                21,160    21,036    20,882    20,815    20,745
  Diluted              21,373    21,036    21,230    21,174    20,745

Cash and Investments  $16,950   $12,735   $15,980   $12,770    $9,647
Accounts Receivable    25,789    24,007    27,998    18,311    20,961
Inventory              14,539    15,269    14,892    17,557    16,467
Other Current Assets    7,930     3,895     3,366     4,031     4,125
Noncurrent Assets      69,166    73,940    72,057    70,939    70,369
                     --------- --------- --------- --------- ---------
  Total Assets        134,374   129,846   134,293   123,608   121,569

Current Liabilities    14,662    12,051    17,445    14,743    14,607
Noncurrent
 Liabilities              413       484       384    43,488    43,514
                     --------- --------- --------- --------- ---------
  Total Liabilities    15,075    12,535    17,829    58,231    58,121

  Shareholders'
   Equity            $119,299  $117,311  $116,464   $65,377   $63,448

Capital Expenditures   $1,194    $1,438    $1,596    $1,650    $1,423
Depreciation and
 Amortization          $1,596    $1,478    $1,698    $1,658    $1,326


International Sales      49.5%     50.4%     43.8%     47.7%     50.2%



             Consolidated Financial Highlights, continued
                (Unaudited - in thousands except EPS)


                                     Quarter Ended   Six Months Ended
                                   ----------------- -----------------
                                   July 2,  July 3,  July 2,  July 3,
                                    2005     2004     2005     2004
                                   -------- -------- -------- --------

Net Sales                          $32,955  $31,826  $60,580  $60,354
Gross Profit                        21,513   21,094   39,037   39,251

Gross Profit Percent                  65.3%    66.3%    64.4%    65.0%

Selling and Marketing                9,033    8,397   17,525   16,442
R&D and Engineering                  4,092    3,866    7,967    7,943
General and Administrative           5,410    4,027   10,317    8,356
Founders' Insurance                 (1,154)       -   (1,154)       -

Operating Income                     4,132    4,804    4,382    6,510

Other Income (Expense)                  91     (309)      13     (383)
Interest Expense, Founders'              -   (3,638)       -   (8,491)
Write-Down of Other Investments        (17)       -     (332)       -

Pre-Tax Income (Loss)                4,206      857    4,063   (2,364)

Net Income (Loss)                    2,944     (680)   2,649   (4,447)

Earnings (Loss) Per Share
  Basic                              $0.14   $(0.03)   $0.13   $(0.21)
  Diluted                            $0.14   $(0.03)   $0.12   $(0.21)

Average Shares Outstanding
  Basic                             21,160   20,745   21,098   20,692
  Diluted                           21,373   20,745   21,369   20,692



    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com